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                                                                   EXHIBIT 10.17

Robert Monteleone
The York Group
8554 Katy Freeway
#200
Houston, TX  77024

Robert:

During this time of change within the organization and the need for a strong performance in the year 2000, it is the intent of this letter to assure you that The York Group values your contribution and would like to extend some security for your retention.

On behalf of the Board of Directors of The York Group I am authorized to extend the following conditions as an agreement of retention for the year 2000:

o A salary increase from $123,600 to $140,000 per year effective immediately, in lieu of a merit increase in February 2000.

o Retention bonus of 25% of your 12/31/99 earned annual salary to be paid at 12/31/00 if still employed with The York Group. A non-cause termination by the company would trigger a pro-rata distribution based on the termination date. Voluntary termination or termination for cause would eliminate this payment.

o A 6-month salary severance allowance (less normal severance provided in The York Group severance practice) for any non-cause termination by the company through the year-end (12/31/00).

o Accelerated vesting of your stock options in the event of a change of control by the company. Change of control being defined as any transfer of stock that exceeds 50.1%.

o Additionally, The York Group will pay a minimum payment of 15% of your 12/31/00 eligible salary as a performance bonus for the year 2000. This payment serves as a minimum guarantee against your year 2000 executive bonus program. Any payments above 15% of 12/31/00 eligible base pay up to the maximum allowable in the bonus program will be subject to the criteria established in The York Group, Inc. Executive Bonus Program. Distribution for this bonus will occur at the normal timing associated with The York Group, Inc. Executive Bonus Program.

Robert, I would be pleased to answer any questions you might have as a result of this letter and related issues. Please maintain the confidentiality of this agreement. We have only extended a similar offer to two of your peers. Thank you for your ongoing support.

Sincerely,


The York Group
Bill Wilcock
President and CEO

cc:
Bob Rakich
Employment File